UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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VANTAGEMED CORPORATION
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NIGHTINGALE INFORMATIX CORPORATION
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Filed by Nightingale Informatix Corporation
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: VantageMed Corporation
Commission File No.: 000-29367

NIGHTINGALE ACQUISITION TARGET VANTAGEMED ANNOUNCES YEAR-END
RESULTS

Markham, Ontario — March 1, 2007 — Nightingale Informatix Corporation (“Nightingale” or the “Company”) (TSX-V: NGH), a healthcare application service provider (ASP) of Electronic Medical Record (EMR) and practice management solutions, today announces that its acquisition target, VantageMed, has released financial results for the three- and 12-month periods ended December 31, 2006.  On February 19, 2007, Nightingale announced that it had entered into a definitive agreement to acquire all the outstanding shares of VantageMed, with the acquisition expected to close prior to April 15, 2007.

The following is the text of VantageMed’s release.  All figures are in U.S. dollars unless otherwise noted.

VantageMed reported a profit of $145,000, or $0.01 per basic and diluted share, in the fourth quarter of 2006, compared to a loss of ($303,000), or ($0.02) per share, for the year ago quarter and ($232,000), or ($0.02) per share, for the prior quarter.  Net loss for the year ended December 31, 2006 was ($983,000), or ($0.07) per share, compared to a net loss of ($4.3) million, or ($0.31) per share, for the year ended December 31, 2005.

Revenues
Total revenues for the quarter ended December 31, 2006 were $2.9 million, a decrease of $599,000, or 17.3%, from the year ago quarter and an increase of $251,000, or 9.6%, from the quarter ended September 30, 2006.  Total revenues for the year ended December 31, 2006 were $11.0 million, a decrease of $4.3 million, or 28.3%, from $15.3 million for the year ended December 31, 2005.  The decrease in revenues in the year-over-year periods is primarily a reflection of the Company’s previously stated strategy to discontinue support of legacy technology products and consolidate its practice management customers onto a core set of higher value products.  This process was completed in 2006.

The increase in revenues in the consecutive quarterly periods was primarily the result of a successful sales and marketing promotion that has continued into the first quarter of 2007.  Although this particular program has yielded some continued success in 2007, the Company does not expect the impact to revenues beyond the first quarter of 2007 to be as significant.  VantageMed has also continued to experience growth in recurring revenues1 associated with its core product group.  Recurring revenues from core products increased 4.2% from $7.6 million in 2005 to $7.9 million in 2006 and in the consecutive quarterly periods increased 2.1% to $2.0 million.

Costs, Expenses and Cash
Over the course of 2006, VantageMed continued to reduce its spending on resources once committed to the support and migration process for the discontinued legacy products and shifted its sales, marketing and operations focus to its core product lines.  Several vendor contracts were renegotiated or restructured during 2006 to reduce ongoing costs which, along with reductions in labor costs, contributed to an improvement in gross margins from 36.3% in 2005 to 51.3% in 2006.  Company staffing levels were reduced to 85 at December 31, 2006 from 130 at December 31, 2005.

The Company generated $405,000 of cash from operations in the fourth quarter of 2006 and reduced its cash usage from operations to $702,000 in 2006 from $4.6 million in 2005.  This considerable reduction in cash

1                      VantageMed defines recurring revenues as revenues derived from sales of software and hardware maintenance contracts and electronic transactions.  Recurring revenue is not a measurement defined by US GAAP and should not be considered an alternative to, or more meaningful than, revenues as defined by US GAAP. Not all companies calculate recurring revenues in the same manner as VantageMed or at all. Accordingly, VantageMed’s recurring revenue data may not be comparable with that of other companies.  VantageMed has included the following information concerning recurring revenues because they believe recurring revenues provide useful information regarding overall revenue mix.

	Three Months Ended			Year Ended
	Dec 31	Sep 30	Dec 31	Dec 31	Dec 31
	2006	2006	2005	2006	2005
Recurring (non-GAAP)	$2,090	$2,052	$2,587	$8,485	$11,138
Non-recurring (non-GAAP)	775	562	877	2,475	4,157
Total revenues (GAAP)	$2,865	$2,614	$3,464	$10,960	$15,295

usage for the annual periods is due to the significant cost and expense reductions implemented in 2005 and 2006.  Both the year end sales promotion and year end maintenance billings contributed toward the cash generated during the fourth quarter.  As of December 31, 2006, VantageMed had cash and short term investments totaling $820,000.

Management Commentary
Steve Curd, VantageMed’s CEO, commented, “I am pleased to report profitable results of operations during the fourth quarter and a net loss of less than $1 million for the year.  This is the first time we have reported a quarterly profit since I joined VantageMed in November 2004.   These improved financial results helped position VantageMed favorably for the cash offer by Nightingale that we announced last week.  As I stated previously, the market for our core practice management products and services is maturing and we require a robust suite of Electronic Medical Record products to maintain our customer base and facilitate our future growth.  To obtain EMR technology on our own would have required extensive stockholder dilution.  The purchase price and liquidity in the Nightingale offer is fair from a financial point of view, as verified by an independent analysis from Healthcare Growth Partners, Inc.  Also, the combined company will be significantly larger than VantageMed is today, which will allow us to improve support to clients and eliminate expenses associated with our being a public company in the U.S., while the additional scale will enable us to intensify our focus on providing comprehensive, high quality solutions and support services to our customer base.”

VantageMed Acquisition by Nightingale
The definitive agreement with Nightingale Informatix Corporation calls for VantageMed stockholders to receive a fixed price of $0.75 per share.  VantageMed has filed materials related to the merger with the Securities and Exchange Commission and plans to file the proxy statement for the special stockholders meeting before March 15, 2007.

About Nightingale

Nightingale Informatix Corporation is one of North America’s fastest growing healthcare application service providers (ASP). Nightingale’s Internet-based Electronic Health Record (EHR), Electronic Medical Record (EMR) and practice management solutions are designed to help physicians, clinics, hospitals and other healthcare organizations more efficiently manage their operations and patient records.

Nightingale’s products and services offer physicians in United States and Canada leading-edge functionality for clinical documentation, patient scheduling, resource scheduling, billing, transcription, end-to-end coding and claims processing, data management, work flow tools, laboratory interfaces, documentation management and patient portals, along with other real-time services. The Company’s proprietary offerings of software include myNightingale, Entity and Physician WorkStation, providing physicians with a fully integrated, simple-to-use system that automates daily tasks and creates a single, accessible source of patient data.

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physicians, anesthesiologists and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health Anesthesia and Helper family of Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed and our products, please call 877-879-8633, or visit our website at www.vantagemed.com.

For further information, contact:

Dave Mason Investor Relations The Equicom Group Tel: 416-815-0700 x237 Email: dmason@equicomgroup.com	Crystal Quast Media Relations The Equicom Group Tel: 416-815-0700 x240 Email: cquast@equicomgroup.com

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of applicable Canadian securities legislation. Generally, forward-looking statements can be identified by the use of forward- looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may” ,”could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Nightingale to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the offering and the acquisition not being completed on favourable terms, or all, speculative nature of the medical software industry, which is affected by numerous factors beyond Nightingale’s control; the ability of Nightingale to successfully integrate its acquisitions and any liabilities arising as a result of such acquisitions; the existence of present and possible future government regulation; the significant and increasing competition that exists in the medical software industry; the early stage of Nightingale’s business; and therefore it is subject to the risks associated with early stage companies, including uncertainty of revenues, markets and profitability and the need to raise additional funding. In particular, there is no assurance that the Offering will be completed as it is subject to market conditions. There is no assurance that the acquisition of VantageMed  Corporation  will be completed upon the announced terms or at all.

Although Nightingale has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Nightingale does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Further information on Nightingale Informatix Corporation is available at www.sedar.com

The TSX Venture Exchange Inc. has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.